EXHIBIT 99.1

Custom Truck One Source, Inc. Reports First Quarter 2025 Results and Reaffirms 2025 Guidance
KANSAS CITY, Mo. April 30, 2025 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for the three months ended March 31, 2025.
CTOS First-Quarter Highlights
•Total revenue of $422.2 million, an increase of $10.9 million, or 2.7%, compared to the first quarter of 2024
•Gross profit of $85.5 million, a decrease of $5.2 million, or 5.7%, compared to the first quarter of 2024
•Adjusted Gross Profit of $135.6 million, an increase of $1.2 million, or 0.9%, compared to the first quarter of 2024
•Net loss of $17.8 million, an increase of $3.5 million compared to the first quarter of 2024
•Adjusted EBITDA of $73.4 million, a $4.0 million decrease compared to the first quarter of 2024
•Increased Average OEC on rent by $136.6 million, or 13%, compared to the first quarter of 2024

“In the first quarter, we achieved year-over-year revenue growth, driven by continued strong fundamentals across our primary end markets: utility, infrastructure, rail, and telecom. The significant improvements in our core T&D markets that we experienced in the second half of last year continued into the first quarter, resulting in marked year-over-year increases in rental revenue and rental asset sales within our ERS segment. For the quarter, our rental fleet saw average utilization of just under 78%, a strong improvement versus the same period last year and in line with our expectations. We ended the quarter with total OEC of $1.55 billion, up from the end of last year and the highest in our history, which we anticipate will support our expected growth within ERS in 2025,” said Ryan McMonagle, Chief Executive Officer of CTOS. “TES saw another strong quarter of sales, as well as significant year-over-year net order growth, which is reflected in our increased backlog at the end of the quarter. We have continued to experience further backlog growth in April. Sustained, robust demand for vocational vehicles across our end markets continues to drive the performance within the TES segment. We believe that the current pace of customer orders and our existing TES backlog are sufficient to achieve the growth we expect in the segment this year. Despite ongoing challenges to economic activity being posed by the implementation of the new tariff policy, we remain cautiously optimistic about fiscal 2025 and continue to believe Custom Truck is well-positioned to benefit from secular tailwinds driven by data center investments, manufacturing onshoring, electrification, and utility grid upgrades. As a result, we are reaffirming our 2025 guidance that we initiated when we reported last quarter,” McMonagle added.

Summary Actual Consolidated Financial Results

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Rental revenue	$116,261	$106,171	$125,461
Equipment sales	273,863	272,602	359,325
Parts sales and services	32,108	32,534	35,954
Total revenue	422,232	411,307	520,740
Gross Profit	$85,536	$90,709	$118,465
Adjusted Gross Profit[1]	$135,627	$134,453	$167,633
Net Income (Loss)	$(17,791)	$(14,335)	$27,574
Adjusted EBITDA[1]	$73,426	$77,376	$102,020
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools, and other supplies to our customers, as well as our aftermarket repair service operations.

Equipment Rental Solutions

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Rental revenue	$112,965	$103,288	$120,863
Equipment sales	41,383	32,740	51,612
Total revenue	154,348	136,028	172,475
Cost of rental revenue	30,388	29,800	28,294
Cost of equipment sales	31,007	24,098	39,364
Depreciation of rental equipment	49,324	42,697	48,266
Total cost of revenue	110,719	96,595	115,924
Gross profit	$43,629	$39,433	$56,551
Adjusted Gross Profit[1]	$92,953	$82,130	$104,817
1 - ERS Adjusted Gross Profit is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Truck and Equipment Sales

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Equipment sales	$232,480	$239,862	$307,713
Cost of equipment sales	197,470	196,702	256,738
Gross profit	$35,010	$43,160	$50,975
Aftermarket Parts and Services

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Rental revenue	$3,296	$2,883	$4,598
Parts and services revenue	32,108	32,534	35,954
Total revenue	35,404	35,417	40,552
Cost of revenue	27,740	26,254	28,711
Depreciation of rental equipment	767	1,047	902
Total cost of revenue	28,507	27,301	29,613
Gross profit	$6,897	$8,116	$10,939
Summary Combined Operating Metrics

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Ending OEC(a) (as of period end)	$1,548,210	$1,452,856	$1,515,461
Average OEC on rent(b)	$1,202,285	$1,065,695	$1,211,082
Fleet utilization(c)	77.7%	73.3%	78.9%
OEC on rent yield(d)	38.5%	40.5%	38.6%
Sales order backlog(e) (as of period end)	$420,149	$537,292	$368,779
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.

(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.
Management Commentary
First quarter 2025 consolidated rental revenue increased 9.5% compared to the first quarter of 2024 due to higher OEC on rent and utilization. Consolidated equipment sales increased 0.5% compared to the first quarter of 2024, primarily driven by an increase in used equipment sales. Consolidated parts sales and service revenue remained flat year-over-year.
The 9.4% increase in ERS segment rental revenue in the first quarter of 2025 compared to the first quarter of 2024 was the result of improved fleet utilization (which increased to 77.7% compared to 73.3%) driven by increased rental volume, with average OEC on rent increasing by 13% year-over-year. Compared to the first quarter of 2024, used equipment sales increased 26.4% in the first quarter of 2025. ERS gross profit and adjusted gross profit margins remained flat year-over-year.
Revenue in our TES segment decreased 3.1% in the first quarter of 2025 compared to the first quarter of 2024 as a result of pricing pressures due to the ongoing high-interest rate environment and the mix of equipment sold. Gross profit decreased by 18.9% in the first quarter of 2025 compared to the first quarter of 2024. Order backlog increased 22% compared to the fourth quarter of 2024 with new sales backlog representing approximately 4.8 months of new equipment sales, which is in our historical normal range of four to six months.
APS segment revenue in the first quarter of 2025 was essentially flat year-over-year. Gross profit margin declined reflective of continued higher costs of materials.
The increase in net loss in the first quarter of 2025 compared to the first quarter of 2024 was primarily due to decreased gross profit and higher interest expense on variable-rate debt and variable-rate floor plan liabilities.
Adjusted EBITDA for the first quarter of 2025 was $73.4 million, a 5.1% decrease compared to the first quarter of 2024, which was largely driven by a decline in gross profit as well as higher costs associated with the increase in variable-rate floorplan liabilities from higher inventory levels.
As of March 31, 2025, cash and cash equivalents was $5.4 million, Total Debt outstanding was $1,618.0 million, Net Debt was $1,612.6 million and Net Leverage Ratio was 4.80x. Availability under the senior secured credit facility was $289.9 million as of March 31, 2025, and based on our borrowing base, we have an additional $161.4 million of suppressed availability that we can potentially utilize by upsizing our existing facility.
As we disclosed in a Form 8-K filing with the SEC on February 3, 2025 and discussed on last quarter’s earnings call, on January 30, 2025, the Company purchased 8,143,635 shares of the Company’s common stock from affiliates of Energy Capital Partners at a purchase price of $4.00 per share, which represents an approximately 23% discount from the price of $5.19 per share of common stock at the close of trading on January 29, 2025, for an aggregate purchase price of $32.6 million.

OUTLOOK
We are reaffirming our full-year revenue and Adjusted EBITDA1, 4 guidance for 2025 at this time. We continue to expect 2025 to be a year of growth. We believe TES will continue to benefit from an overall good macro demand environment as well as our strong relationships with our key customers, and chassis and attachment suppliers. After the unexpected volatility in our ERS segment rental markets in 2024, primarily in the transmission and distribution utility market, we experienced a return to strong demand in the second half of fiscal year 2024, which has continued into 2025. Coupled with our efforts to further penetrate the vocational rental market, we believe the ERS outlook from our rental customers for long-term demand and growth will be strong. As a result, we expect to further grow our rental fleet (based on net OEC) by at least mid-single digits. Regarding TES, further supply chain improvements, healthy, but improved inventory levels exiting 2024, and normalized backlog levels will continue to allow us to produce and deliver even more units again in 2025. Further, despite a tactical investment in inventory during the first quarter to mitigate the impact of new tariffs, we expect to make progress on unwinding our significant strategic investment in inventory levels over the last two years by the end of the year. As a result, we expect to generate meaningful free cash flow in 2025, setting a target to generate $50 million to $100 million of levered free cash flow2, 4 and deliver a meaningful reduction in our net leverage ratio3, 4 by the end of the fiscal year. “Despite the ongoing uncertainty related to the new tariff policy, we remain cautiously optimistic about fiscal 2025. Custom Truck continues to be well-positioned to benefit from secular tailwinds. After a somewhat unpredictable 2024, including the uncertainties relating to a high-interest rate environment and the Presidential election, our fiscal year 2025 outlook again reflects the long-term strength of our end markets, our strong strategic and competitive positioning, and the continued focus by our teams to profitably grow our business,” said Mr. McMonagle.

2025 Consolidated Outlook
Revenue	$1,970 million	—	$2,060 million
Adjusted EBITDA[1,4]	$370 million	—	$390 million

2025 Revenue Outlook by Segment
ERS	$660 million	—	$690 million
TES	$1,160 million	—	$1,210 million
APS	$150 million	—	$160 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for the year ending December 31, 2025 to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 9:00 a.m. ET on May 1, 2025, to discuss its first quarter 2025 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 8102215. A replay of the call will be available until 11:59 p.m. ET, Thursday, May 8, 2025, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 8102215.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications, and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade, and installation of critical infrastructure assets, including electric lines, telecommunications networks, and rail systems. The Company's coast-to-coast rental fleet of approximately 10,000 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, Hi-rail equipment, repair parts, tools, and accessories. For more information, please visit customtruck.com.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, changes in U.S. trade policy including tariffs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to attract and retain key personnel, including our management and skilled technicians; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; and aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our customers’ inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty; the interest of our majority stockholder, which may not be consistent with the other stockholders; volatility of our common stock market price; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s except per share data)	2025	2024
Revenue
Rental revenue	$116,261	$106,171	$125,461
Equipment sales	273,863	272,602	359,325
Parts sales and services	32,108	32,534	35,954
Total revenue	422,232	411,307	520,740
Cost of Revenue
Cost of rental revenue	30,400	29,825	28,292
Depreciation of rental equipment	50,091	43,744	49,168
Cost of equipment sales	228,477	220,800	296,102
Cost of parts sales and services	27,728	26,229	28,713
Total cost of revenue	336,696	320,598	402,275
Gross Profit	85,536	90,709	118,465
Operating Expenses
Selling, general and administrative expenses	59,451	57,995	61,222
Amortization	6,680	6,578	6,687
Non-rental depreciation	3,340	2,920	3,540
Transaction expenses and other	3,660	4,846	3,231
Gain on sale leaseback transaction	—	—	(23,497)
Total operating expenses	73,131	72,339	51,183
Operating Income	12,405	18,370	67,282
Other Expense
Interest expense, net	38,913	37,915	42,914
Financing and other expense (income)	(1,016)	(3,262)	(2,156)
Total other expense	37,897	34,653	40,758
Income (Loss) Before Income Taxes	(25,492)	(16,283)	26,524
Income Tax Expense (Benefit)	(7,701)	(1,948)	(1,050)
Net Income (Loss)	$(17,791)	$(14,335)	$27,574

Net Income (Loss) Per Share
Basic	$(0.08)	$(0.06)	$0.12
Diluted	$(0.08)	$(0.06)	$0.12

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	March 31, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$5,380	$3,805
Accounts receivable, net	202,230	215,873
Financing receivables, net	7,963	8,913
Inventory	1,075,635	1,049,304
Prepaid expenses and other	29,165	23,557
Total current assets	1,320,373	1,301,452
Property and equipment, net	129,046	130,923
Rental equipment, net	1,033,813	1,001,651
Goodwill	704,804	704,806
Intangible assets, net	245,710	252,393
Operating lease assets	94,269	94,696
Other assets	14,893	16,046
Total Assets	$3,542,908	$3,501,967
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$123,590	$88,487
Accrued expenses	80,724	69,349
Deferred revenue and customer deposits	21,021	26,250
Floor plan payables - trade	334,919	330,498
Floor plan payables - non-trade	450,247	470,830
Operating lease liabilities - current	7,784	7,445
Current maturities of long-term debt	5,966	7,842
Total current liabilities	1,024,251	1,000,701
Long-term debt, net	1,593,176	1,519,882
Operating lease liabilities - noncurrent	88,781	88,674
Deferred income taxes	23,281	31,401
Total long-term liabilities	1,705,238	1,639,957
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(120,804)	(88,229)
Additional paid-in capital	1,553,189	1,550,785
Accumulated other comprehensive loss	(14,672)	(14,744)
Accumulated deficit	(604,319)	(586,528)
Total stockholders' equity	813,419	861,309
Total Liabilities and Stockholders' Equity	$3,542,908	$3,501,967

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
(in $000s)	2025	2024
Operating Activities
Net income (loss)	$(17,791)	$(14,335)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	62,137	56,160
Amortization of debt issuance costs	1,064	1,431
Provision for losses on accounts receivable	2,030	1,882
Share-based compensation	2,404	2,730
Gain on sales and disposals of rental equipment	(9,986)	(11,119)
Change in fair value of derivative and warrants	—	(527)
Deferred tax expense (benefit)	(8,119)	(2,403)
Changes in assets and liabilities:
Accounts and financing receivables	9,132	21,064
Inventories	(26,306)	(116,823)
Prepaids, operating leases and other	(4,756)	(1,645)
Accounts payable	35,230	2,769
Accrued expenses and other liabilities	11,405	(5,745)
Floor plan payables - trade, net	4,421	54,450
Customer deposits and deferred revenue	(5,230)	(2,264)
Net cash flow from operating activities	55,635	(14,375)
Investing Activities
Acquisition of business, net of cash acquired	—	(1,410)
Purchases of rental equipment	(111,933)	(75,552)
Proceeds from sales and disposals of rental equipment	44,547	60,078
Purchase of non-rental property and cloud computing arrangements	(3,920)	(16,527)
Net cash flow for investing activities	(71,306)	(33,411)
Financing Activities
Borrowings under revolving credit facilities	72,575	35,000
Repayments under revolving credit facilities	—	(35,000)
Proceeds from debt, net issuance costs	—	4,200
Principal payments on long-term debt	(2,221)	(2,612)
Acquisition of inventory through floor plan payables - non-trade	125,450	162,781
Repayment of floor plan payables - non-trade	(146,033)	(112,102)
Repurchase of common stock	(32,575)	(6,762)
Share-based payments	—	(10)
Net cash flow from financing activities	17,196	45,495
Effect of exchange rate changes on cash and cash equivalents	50	(28)
Net Change in Cash and Cash Equivalents	1,575	(2,319)
Cash and Cash Equivalents at Beginning of Period	3,805	10,309
Cash and Cash Equivalents at End of Period	$5,380	$7,990

	Three Months Ended March 31,
(in $000s)	2025	2024
Supplemental Cash Flow Information
Interest paid	$26,839	$23,098
Income taxes paid	—	2,133
Non-Cash Investing and Financing Activities
Rental equipment and property and equipment purchases in accounts payable	435	953
Rental equipment sales in accounts receivable	933	2,210

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreement and the indenture of our senior secured notes.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA for the previous twelve-month period (“last twelve months,” or “LTM”).

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Net income (loss)	$(17,791)	$(14,335)	$27,574
Interest expense	25,616	25,015	26,721
Income tax expense (benefit)	(7,701)	(1,948)	(1,050)
Depreciation and amortization	62,511	56,161	62,554
EBITDA	62,635	64,893	115,799
Adjustments:
Non-cash purchase accounting impact (1)	4,181	2,960	4,547
Transaction and integration costs (2)	3,660	4,846	3,231
Sales-type lease adjustment (3)	546	2,474	(1,171)
Gain on sale leaseback transaction (4)	—	—	(23,497)
Share-based payments (5)	2,404	2,730	3,111
Change in fair value of derivative and warrants (6)	—	(527)	—
Adjusted EBITDA	$73,426	$77,376	$102,020
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.
(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/preopenings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Equipment sales	$(2,161)	$(3,018)	$(1,576)
Cost of equipment sales	1,839	2,822	1,263
Gross margin	(322)	(196)	(313)
Interest income	(1,012)	(2,742)	(2,494)
Rental invoiced	1,880	5,412	1,636
Sales-type lease adjustment	$546	$2,474	$(1,171)
(4) During Q4 2024, the Company closed on a sale leaseback transaction with an unrelated third party. The Company sold 8 properties with a combined net book value of $29.0 million for gross proceeds of $53.8 million, which was reduced by transaction costs and other fees of $1.3 million, for net cash proceeds of approximately $52.5 million. Additionally, $3.2 million from the proceeds were used to repay a note payable. The Company recognized a gain of $23.5 million on this transaction.
(5) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(6) Represents the charge to earnings for the change in fair value of the liability for warrants. On July 31, 2024, all of the Company’s stock purchase warrants expired and unexercised.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Revenue
Rental revenue	$116,261	$106,171	$125,461
Equipment sales	273,863	272,602	359,325
Parts sales and services	32,108	32,534	35,954
Total revenue	422,232	411,307	520,740
Cost of Revenue
Cost of rental revenue	30,400	29,825	28,292
Depreciation of rental equipment	50,091	43,744	49,168
Cost of equipment sales	228,477	220,800	296,102
Cost of parts sales and services	27,728	26,229	28,713
Total cost of revenue	336,696	320,598	402,275
Gross Profit	85,536	90,709	118,465
Add: depreciation of rental equipment	50,091	43,744	49,168
Adjusted Gross Profit	$135,627	$134,453	$167,633

Reconciliation of ERS Segment Adjusted Gross Profit and Rental Gross Profit
(unaudited)
The following table presents the reconciliation of ERS segment Adjusted Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Revenue
Rental revenue	$112,965	$103,288	$120,863
Equipment sales	41,383	32,740	51,612
Total revenue	154,348	136,028	172,475
Cost of Revenue
Cost of rental revenue	30,388	29,800	28,294
Cost of equipment sales	31,007	24,098	39,364
Depreciation of rental equipment	49,324	42,697	48,266
Total cost of revenue	110,719	96,595	115,924
Gross profit	43,629	39,433	56,551
Add: depreciation of rental equipment	49,324	42,697	48,266
Adjusted Gross Profit	$92,953	$82,130	$104,817

The following table presents the reconciliation of Adjusted ERS Rental Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2024
(in $000s)	2025	2024
Rental revenue	$112,965	$103,288	$120,863
Cost of rental revenue	30,388	29,800	28,294
Adjusted Rental Gross Profit	$82,577	$73,488	$92,569

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	March 31, 2025	December 31, 2024
Current maturities of long-term debt	$5,966	$7,842
Long-term debt, net	1,593,176	1,519,882
Deferred financing fees	18,862	19,926
Less: cash and cash equivalents	(5,380)	(3,805)
Net Debt	$1,612,624	$1,543,845

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	March 31, 2025	December 31, 2024
Net Debt (as of period end)	$1,612,624	$1,543,845
Divided by: LTM Adjusted EBITDA (1)	$335,707	$339,657
Net Leverage Ratio	4.80	4.55

(1) The following table presents the calculation of LTM Adjusted EBITDA for the periods ended March 31, 2025 and December 31, 2024:

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	March 31, 2025	March 31, 2024	December 31, 2024	March 31, 2025
Net income (loss)	$(17,791)	$(14,335)	$(28,655)	$(32,111)
Interest expense	25,616	25,015	105,895	106,496
Income tax expense (benefit)	(7,701)	(1,948)	(532)	(6,285)
Depreciation and amortization	62,511	56,161	235,807	242,157
EBITDA	62,635	64,893	312,515	310,257
Adjustments:				—
Non-cash purchase accounting impact	4,181	2,960	16,833	18,054
Transaction and integration costs	3,660	4,846	17,915	16,729
Sales-type lease adjustment	546	2,474	4,559	2,631
Gain on sale leaseback transaction		—	(23,497)	(23,497)
Share-based payments	2,404	2,730	11,859	11,533
Change in fair value of derivative and warrants	—	(527)	(527)	—
Adjusted EBITDA	$73,426	$77,376	$339,657	$335,707